Exhibit 10.1

VIASYS HEALTHCARE INC.
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of May 26th, 2006 (the “Restatement Effective Date”), by and among Viasys Healthcare Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Arie Cohen (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of November 29, 2004 to embody the terms and provisions of the Executive’s employment (the “Original Agreement”);

WHEREAS, the Company desires that the Executive continue to be employed by the Company and the Executive is willing to continue to be employed by the Company; and

WHEREAS, effective as of the Restatement Effective Date, the Company and the Executive now desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

1.             DEFINITIONS.

(a)           “Affiliate” means a  person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(b)           “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant thereto.

(c)           “Board” means the Board of Directors of the Company, or the Compensation Committee or other applicable committees of the Board of Directors.

(d)           “Bonus Plan” means the Company’s management incentive plan or such other annual bonus plan in existence at the applicable time.

(e)           “Cause” means the occurrence of any one or more of the following events:

(i)            the Executive’s repeated failure to comply with the reasonable directives of the relevant senior officers;

(ii)           the Executive’s commission of a felony which is materially and demonstrably injurious to the Company; or

(iii)          the Executive’s continued gross neglect of the Executive’s duties with the Company (other than any such occurrence resulting from incapacity due to physical or mental illness).

(f)            “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including, without limitation, an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)            the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:

(A)          any acquisition by the Company, or

(B)           any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)           the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(iii)          the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”); or

(iv)          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Disability” or “disabled” means a disability which results in the Executive’s entitlement to long-term disability benefits under the Company’s applicable long-term disability plan.

(i)            “Equity Grant” means any compensatory grant of Stock, options with respect to Stock, restricted Stock, Stock appreciation rights or any other compensatory grant (whether or not such grant is payable in stock) the value of which is determined with reference to Stock valuation.

(j)            “Notice of Termination” means a written notice from one party to the other party hereto given in accordance with Section 24, terminating the Executive’s employment hereunder.  Any Notice of Termination shall (i) indicate the specific termination provision hereunder relied on by the party giving such notice and (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances providing a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Company to set forth any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting any such fact or circumstance in enforcing its rights hereunder.

(k)           “Pro-Rated Annual Bonus” means an annual cash incentive bonus award for the year in which the termination occurs, pro-rated through the Termination Date, determined in accordance with the Bonus Plan and the provisions of Section 5, which award, if and to the extent so determined to be owed, shall be payable when incentive awards are normally paid to comparable executives.

(l)            “Stock” means the common stock, $0.01 par value per share, of the Company.

(m)          “Termination Date” means, with respect to any termination of the Executive’s employment hereunder, the effective date of such termination pursuant to Section 9.

2.             TERM OF EMPLOYMENT.

This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Restatement Effective Date and shall continue until the date that is two years from the Restatement Effective Date (the “Initial Employment Term”).  In addition, the term of this Agreement shall automatically renew for periods of two years (each an “Extension Term”) unless either party gives written notice to the other party, at least ninety (90) days prior to the end of the Initial Employment Term or at least ninety (90) days prior to the end of the relevant Extension Term, that the Agreement shall not be further extended.  The period commencing on the Restatement Effective Date and ending on the date on which the term of the Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

3.             POSITION, DUTIES AND RESPONSIBILITIES.

(a)           The Executive is currently employed as Division President, Pulmonetics of the Company, and the Executive has been assigned and shall be assigned such duties and responsibilities as are reasonably consistent with such position(s), or such other position, duties and responsibilities as the CEO or the Executive’s direct supervisor from time to time deems appropriate.

(b)           During the Employment Term, the Executive shall devote the Executive’s entire business time, attention and energies to the business and interest of the Company in performing the Executive’s duties and responsibilities under this Agreement, and to that end but without limitation of the foregoing, the Executive shall not serve on the board of directors of other corporations or entities without the prior approval of the Board or the Chief Executive Officer.

(c)           Notwithstanding anything contained in Section 3(b) to the contrary, nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing the Executive’s personal investments and affairs, provided that such activities do not materially interfere with the proper performance of the Executive’s duties and responsibilities as set forth in this Section 3.

4.             BASE SALARY.

The Executive shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of $258,000.00, which amount may be increased from time to time in the discretion of the Board.

5.             ANNUAL CASH INCENTIVE AWARD.

During the Employment Term, the Executive shall participate in (a) the Bonus Plan with a target bonus of 50% of the Base Salary, or such other amount as may be determined in its discretion by the Board or the appropriate committee or individual to which authority for these matters has been assigned, and (b) any other incentive programs established by the Company for its senior level executives generally.

6.             EMPLOYEE BENEFIT PROGRAMS.

During the Employment Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives.

7.             PERQUISITES.

During the Employment Term, the Executive shall be entitled to participate in all of the Company’s executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company’s senior-level executives.

8.             REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

The Executive is authorized to incur reasonable expenses in carrying out the duties and responsibilities under this Agreement, and the Company shall promptly reimburse the Executive for such expenses, subject to documentation in accordance with the Company’s policies.

9.             TERMINATION OF EMPLOYMENT.

The Executive’s employment hereunder shall terminate effective immediately upon the earlier to occur of the following events:

(a)           death of the Executive;

(b)           receipt by either party of a Notice of Termination for Disability from the other party, but in any event not until the Executive is determined to be disabled in accordance with Section 1(h);

(c)           the day the Executive receives a Notice of Termination for Cause from the Company;

(d)           the 30th day following receipt by the Executive of a Notice of Termination without Cause from the Company;

(e)           the 30th day following receipt by the Company of a Notice of Termination of employment from the Executive (other than a Notice of Termination for non-renewal of the Agreement);

(f)            the 90th day following receipt by the Company of a Notice of Termination for non-renewal of the Agreement from the Executive pursuant to Section 2; and

(g)           the last day of the Employment Term, in the event of receipt by the Executive of a notice of non-renewal of the Agreement from the Company pursuant to Section 2.

10.           RIGHTS AND REMEDIES UPON TERMINATION OF EMPLOYMENT.

(a)           TERMINATION DUE TO DEATH.  In the event that the Executive’s employment is terminated due to the Executive’s death, the Executive’s estate or beneficiaries, as the case may be, shall be entitled to the following benefits:

(i)            The Executive’s then current Base Salary pro-rated through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Pro-Rated Annual Bonus, if and to the extent payable; and

(iii)          Each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, that has not vested prior to that date shall immediately vest (and all relevant vesting restrictions shall lapse) and to the extent subject to an exercise period, shall remain exercisable until one year following the Termination Date (but in no event beyond the end of each such Equity Grant’s otherwise applicable exercise period).

(b)           TERMINATION DUE TO DISABILITY.  In the event that the Executive’s employment is terminated by either party due to the Executive’s Disability, the Executive shall be entitled to the following benefits:

(i)            Disability benefits in accordance with the long-term disability (“LTD”) program then in effect for comparable executives of the Company;

(ii)           The Executive’s then current Base Salary pro-rated through the end of the LTD elimination period, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(iii)          The Pro-Rated Annual Bonus, if and to the extent payable; and

(iv)          Each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, that has not vested prior to that date shall immediately vest (and all relevant vesting restrictions shall lapse) and to the extent subject to an exercise period, shall remain exercisable until one year following the Termination Date (but in no event beyond the end of each such Equity Grant’s otherwise applicable exercise period).

(c)           TERMINATION BY THE COMPANY FOR CAUSE.  In the event that the Company terminates the Executive’s employment for Cause:

(i)            The Executive shall be entitled to receive the Executive’s current Base Salary pro-rated through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Executive shall not be entitled to any benefits, severance or other compensation; and

(iii)          Each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, (A) that has not vested prior to that date shall immediately cease to vest and shall be forfeited to the Company and cancelled, and (B) that has vested prior to or on the Termination Date, to the extent subject to an exercise period, shall remain exercisable for ninety (90) days following the Termination Date (but in no event beyond the end of each such Equity Grant’s otherwise applicable exercise period).

(d)           TERMINATION BY THE EXECUTIVE.  In the event of a termination of employment by the Executive on the Executive’s own initiative, other than due to (A) death, (B) Disability, (C) the expiration of the then current Employment Term, or (D) a notice from one party to the other of its intent not to extend the Employment Term:

(i)            The Executive shall be entitled to receive the Executive’s current Base Salary pro-rated through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Executive shall not be entitled to any benefits, severance or other compensation; and

(iii)          Each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, (A) that has not vested prior to that date shall immediately cease to vest and shall be forfeited to the Company and cancelled, and (B) that has vested prior to or on the Termination Date, to the extent subject to an exercise period, shall remain exercisable for ninety (90) days following the Termination Date (but in no event beyond the end of each such Equity Grant’s otherwise applicable exercise period).

(e)           TERMINATION WITHOUT CAUSE.  In the event of a termination of the Executive’s employment by the Company, other than due to (A) death, (B) Disability, (C) Cause, (D) a notice from one party to the other of its intent not to extend the Employment Term, the Executive shall be entitled to the following benefits:

(i)            The Executive’s then current Base Salary pro-rated through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           An amount equal to the sum of (A) the Executive’s then current annualized Base Salary and (B) the most recent cash incentive paid or the target bonus available under the Bonus Plan, whichever is higher, payable in a lump sum within ninety (90) days of the Termination Date;

(iii)          Continued participation, at the Company’s expense, in all medical and dental insurance plans in which the Executive and the Executive’s family were participating on the Termination Date until the earlier of (A) twelve (12) months following the Termination Date, or (B) the date or dates on which the Executive receives substantially equivalent coverage and benefits under the plans of a subsequent employer; and

(iv)          Each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, (A) that has not vested prior to that date shall immediately cease to vest and shall be forfeited to the Company and cancelled, and (B) that has vested prior to or on the Termination Date, to the extent subject to an exercise period, shall remain exercisable for ninety (90) days following the Termination Date (but in no event beyond the end of each such Equity Grant’s otherwise applicable exercise period).

(f)            TERMINATION DUE TO NON-RENEWAL.  Subject to the first sentence of Section 10(h), in the event that the Company exercises its right not to renew this Agreement pursuant to Section 2, the Executive shall be entitled to the following benefits:

(i)            The Executive’s current Base Salary pro-rated through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Pro-Rated Annual Bonus, if and to the extent payable;

(iii)          An amount equal to, in the sole discretion of the Company, either (A) three (3) months of the Executive’s then current Base Salary, if the Company requests that the Executive not continue to serve for the remainder of the Employment Term, or (B) six (6) months of the Executive’s then current Base Salary if the Company requests that the Executive continue to serve for the remainder of the Employment Term, subject to the Company’s right to terminate the Executive’s employment at any time for Cause; with the amount due under this subsection (iii) to be payable in each case in a lump sum within thirty (30) days of the Termination Date; and

(iv)          Continued participation, at the Company’s expense, in all medical and dental insurance plans in which the Executive and the Executive’s family were participating on the Termination Date until the earlier of (A) three (3) months if the Company requests that the Executive not continue to serve for the remainder of the Employment Term or six (6) months if the Company requests that the Executive continue to serve for the remainder of the Employment Term or (B) the date or dates on which the Executive receives substantially equivalent coverage and benefits under the plans of a subsequent employer.

(g)           OTHER TERMINATION BENEFITS.  In the case of any of the foregoing terminations, to the extent not previously paid or provided or otherwise contrary to the terms and conditions of this Agreement, the Executive or the Executive’s estate or beneficiaries, as the case may be, shall also be entitled to the balance of any incentive awards due the Executive but not yet paid (including, without limitation, awards due for performance periods that have been completed, but have not yet been paid), any expense reimbursements due the Executive, and other benefits, if any, in accordance with applicable plans or programs of or contracts or agreements of the Executive with the Company.  In addition, unless indicated otherwise in this Agreement, the treatment of any options granted to the Executive in the case of any of the foregoing terminations shall be governed by the terms of the VIASYS Equity Incentive Plan or other relevant equity compensation plan or any associated stock option agreement.

(h)           CHANGE IN CONTROL.  If this Agreement is not renewed by the Company as a result of a Notice of Termination under Section 10(f) (Termination due to Non-Renewal) delivered following a Change in Control, but only upon the expiration of the Initial Employment Term or the Extension Term, as applicable, in which the Change of Control occurs, the Company shall provide to the Executive the benefits described in Section 10(e) (Termination without Cause) in lieu of the benefits described in Section 10(f), and, in such event, the Termination Date shall be the last day of the Employment Term.  In addition, in the event of a Change in Control, the Equity Grants held by the Executive shall be treated in a manner consistent with the Company’s Equity Incentive Plan, the Executive’s Stock Option Agreement and this Agreement.  Notwithstanding anything to the contrary in this Agreement, in the event the Executive’s employment with the Company is terminated within twelve (12) months following a Change in Control, the Executive shall be entitled to benefits equal to the greater of: (i) the benefits due and payable to the Executive under the change of control plan sponsored by the Company, if any (the “Change of Control Plan”), or (ii) the benefits due and payable to the Executive under Section 10 of this Employment Agreement as a result of such termination.  In furtherance thereof, it is the parties’ understanding that, in the event of a termination under such circumstances, the Executive shall only be entitled to receive benefits payable under either the Change in Control Plan or this Employment Agreement (but not both).

(i)            NATURE OF PAYMENTS.  Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(j)            NO MITIGATION; NO OFFSET.  The Executive shall not be required to mitigate the amount of any payment or benefit provided in this Section 10 by seeking other employment or otherwise.  Further, except as provided in Section 10, the amount of any payment or benefits provided for in this Section 10 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer.

(k)           RELEASE.  The additional benefits that are not unconditionally due under applicable law payable to the Executive under this Section 10 (including but not limited to the benefits payable under Section 10(e)(ii)) shall be conditioned upon the Executive’s execution of a Severance Agreement and General Release (substantially in a form that is acceptable to the Company in its sole discretion (the “Release”)), within ten (10) business days of the Termination Date or within such longer period required by law, and such benefits shall not become payable until such time as the Executive has executed the Release and any revocation period contained in the Release has expired without the Executive having revoked the Release.  In addition, the Executive’s right to payment under this Agreement shall cease upon the Executive’s rescission of the Release or material breach of the Release.

11.           CONFIDENTIALITY & ASSIGNMENT OF INVENTIONS.

(a)           The Executive has previously executed and delivered to the Company the Company’s standard employee Confidential Information and Invention Assignment Agreement and acknowledges that the Executive continues to be bound by that agreement.

(b)           Upon the termination of the Executive’s employment, the Executive (or, in the event of the Executive’s death, the Executive’s personal representative) shall promptly surrender to the Company the original and all copies of any materials containing confidential information of the Company which are then in the Executive’s possession or control; provided, however, that the Executive shall not be required to surrender the Executive’s rolodexes, personal diaries and other items of a personal nature.

12.           NON-COMPETITION; NON-SOLICITATION.

(a)           The Executive acknowledges (i) that in the course of the Executive’s employment with the Company the Executive will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its Affiliates, customers and clients and (ii) that the Executive’s services will be of special, unique and extraordinary value to the Company.

(b)           The Executive agrees that, during the Employment Term and for a period of one year following the Executive’s termination of employment for any reason (the “Non-Competition Period”), the Executive shall not in any manner, directly or indirectly, alone or through any person, firm, corporation or enterprise or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged in any Competitive Activity (as defined below).  For the purposes of this Section 12, a “Competitive Activity” shall mean, unless otherwise determined by the Board, a business that (i) is being conducted by the Company or any Affiliate at the time in question and (ii) was being conducted, or was under active consideration to be conducted, by the Company or any Affiliate, at the date of the termination of the Executive’s employment.

(c)           The Executive further agrees that during the Non-Competition Period the Executive shall not (i) in any manner, directly or indirectly, solicit or recruit (or attempt to solicit or recruit) any employee of or advisor or consultant to the Company or its Affiliates to terminate such person’s employment or advisor or consultant relationship with the Company or its Affiliates, work for a person other than the Company or its Affiliates, work as an independent contractor, or engage in any activity that would cause any such employee, advisor or consultant to violate any agreement with the Company or its Affiliates; (ii) in any manner, directly or indirectly, hire or cause to be hired any employee of or advisor or consultant to the Company or any of its Affiliates for any purpose or in any capacity whatsoever; or (iii) in connection with any business to which Section 12(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its Affiliates; provided, however, that the restriction contained in clause (iii) of this Section 12(c) shall not apply to, or interfere with, the proper performance by the Executive of the duties and responsibilities under Section 3 of this Agreement.

(d)           Nothing in this Section 12 shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management or business of such firm, corporation or enterprise.

(e)           If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(f)            If the Executive violates any provision of Section 12, the restrictions of the applicable provision shall continue to apply for an additional period of one year after the date of such violation.

13.           REMEDIES.

Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including, without limitation, reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.  Nothing in this Section 13 is intended to prevent the parties from raising any and all defenses with respect to the necessity for, and scope of, such injunctive or equitable relief.

14.           RESOLUTION OF DISPUTES.

Subject to the provisions of Section 13 regarding specific performance and/or injunctive relief, any disputes arising under or in connection with this Agreement or the Executive’s employment or termination of employment shall be resolved by binding arbitration, to be held in Philadelphia, Pennsylvania, in each case in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  To the extent permitted by applicable law and rules, the Executive and the Company shall share equally in the administrative costs and fees of any arbitration, including the arbitrators’ compensation, except that the party requesting arbitration shall be solely responsible for the applicable filing fees and costs.

15.           EXPENSES.

Subject to the provisions of Sections 13 and 14, in the event any party hereto seeks a judicial adjudication of, or an award in arbitration to enforce, the party’s rights under, or to recover damages for the breach of, this Agreement, the prevailing party shall be entitled to recover from the other party or parties, as the case may be, any and all costs actually and reasonably incurred by the prevailing party in such judicial adjudication or arbitration, including, without limitation, reasonable attorney’s fees, but only to the extent the party prevails in such proceeding.

16.           ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.  Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law.  In the event of a Change in Control, the Company shall require any successor to the Company or any acquiror of all or substantially all the Company’s assets to assume and honor the Agreement.

17.           REPRESENTATIONS AND WARRANTIES.

(a)           The Company represents and warrants that it has all requisite corporate power and authority to enter into this Agreement and that the performance by the Company of its obligations under this Agreement will not violate any agreement to which it is a party.

(b)           The Executive represents that the execution of this Agreement by the Executive and the performance by the Executive of the obligations hereunder will not violate any agreement to which the Executive is a party.

(c)           The Executive hereby represents and warrants that the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents and warrants that Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to Executive’s employment with the Company.  The Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  The Executive will not hereafter grant anyone any rights inconsistent with the terms of this Agreement.

18.           ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including, without limitation, the Original Agreement.  This is an integrated document.

19.           AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company, other than the Executive.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any such waiver must be in writing and signed by the Executive or an authorized officer of the Company, other than the Executive, as the case may be.

20.           SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

21.           SURVIVORSHIP.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.  This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either party without the written consent of the other party.

22.           REFERENCES.

In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

23.           GOVERNING LAW/JURISDICTION.

This Agreement shall be governed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

24.           NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	Viasys Healthcare Inc. 227 Washington Street, Suite 200 Conshohocken, PA 19428 Attn.: General Counsel and Corporate Vice President, Human Resources

If to Executive:	The last known address of the Executive, as provided to the Company by the Executive

25.           HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26.           COUNTERPARTS.

This Agreement may be executed in counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the restatement set forth above.

VIASYS HEALTHCARE INC.

By:

/s/ Randy H. Thurman

Name: Randy H. Thurman
Title: Chief Executive Officer

/s/ Arie Cohen
Arie Cohen